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                                   EXHIBIT 11
                        CINCINNATI FINANCIAL CORPORATION
                 STATEMENT RE-COMPUTATION OF PER SHARE EARNINGS
                   (dollars in millions except per share data)


                                                             Three Months Ended March 31,

                                                                  2002      2001
                                                                  ----      ----
Basic earnings per share:

    Net income .............................................      $  75     $  73
                                                                  =====     =====

    Average shares outstanding .............................        162       163
                                                                  =====     =====

    Net income per common share ............................      $0.46     $0.45
                                                                  =====     =====

Diluted earnings per share:

    Net income .............................................      $  75     $  73

    Interest on convertible debentures--net of tax .........          0         0
                                                                  -----     -----

    Net income for per share calculation (diluted) .........      $  75     $  73
                                                                  =====     =====


    Average shares outstanding .............................        162       163

    Effective of dilutive securities:

     5.5% convertible senior debentures ....................          0         2

     Stock options .........................................          1         1
                                                                  -----     -----

    Total shares - diluted .................................        163       166
                                                                  =====     =====

    Net income per common share (diluted) ..................      $0.46     $0.44
                                                                  =====     =====
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ANTI-DILUTIVE SECURITIES

Options to purchase 1 million shares of the Company with exercise prices ranging from $39.88 to $45.37 per share were outstanding at March 31, 2002, and 1 million shares with exercise prices ranging from $37.88 to $45.37 per share were outstanding at March 31, 2001. The shares were not included in the computation of diluted earnings per share for the three-month periods ended March 31, 2002 and 2001, since inclusion of these options would have anti-dilutive effects, as the options-exercise prices exceeded the respective average market prices of the Company's shares.